Exhibit 10.13


April 19, 2002


FGI, LLC
6568 South Racine Circle
Suite 2000
Englewood, CO  80111

         Re:  Agreement to Operate Asphalt Modifying Equipment

Gentlemen:

This letter, when accepted in the space provided below, shall evidence the agreement entered into this date between FGI, LLC ("FGI") and Crown Asphalt Products Company ("Crown") for the placement and operation by Crown of certain tanks and equipment at the FGI facility in Grand Island, Nebraska ("Grand Island Terminal") under the terms and conditions set forth below.

1. FGI has a lease with Hall County Airport Authority ("HCAA") for the Grand Island Terminal located at 4112 Academy Road, Grand Island, Nebraska 68801. HCAA has advised Crown that it may place and operate tanks and equipment for modified asphalt production at the Grand Island Terminal subject to Crown paying a user fee to HCAA. FGI hereby grants Crown the right to place tanks and equipment at the Grand Island Terminal. A description of the tanks and equipment is attached hereto as Exhibit A.

2. The term of this agreement will commence as of the date hereof and terminate no later than October 31, 2002; provided, however the parties may agree subject to the terms of the user fee agreement with HCAA to extend the term on a month-to-month basis.

3. Crown will enter into a user fee agreement with HCAA evidencing HCAA's approval of Crown's use of the property under terms and conditions acceptable to Crown, HCAA and FGI. Crown will provide FGI with a copy of the HCAA User Fee Agreement.

4. Crown will conduct all operations at the Grand Island Terminal in accordance with the terms and conditions of the Facility Access Agreement attached hereto as Exhibit B, and the user fee agreement with HCAA.

5. Frontier Oil & Refining Company ("Frontier") will sell and transfer asphalt from the FGI tanks at the Grand Island Terminal to Crown's tanks and equipment. Asphalt sales shall be in accordance with the Asphalt Sales Contract between Frontier and Crown attached hereto as Exhibit C. Crown will blend polymer and other additives with the asphalt through Crown's equipment into a finished asphalt product to fulfill contracts between Crown and certain third party contractors. FGI will allow Crown to use the scale for weigh-in and weigh-out of the tanker truck transporting the finished product from the Grand Island Terminal. The service fee for use of the truck scale shall be $7.00 per truckload.

6. During the term of this agreement Crown, and its agents or designees, will be granted access to the Grand Island Terminal during normal terminal hours of operation or as mutually agreed with FGI, for its operations subject to the terms and conditions of the Facility Access Agreement. At no time whatsoever, will Crown's operations be allowed to interfere with FGI's operations.

7. Crown will indemnify and hold harmless FGI, Frontier, and Consolidated Oil & Transportation, Inc. ("Consolidated"), from and against any liability or damages and all costs and expenses associated with the location, installation and operation of the tanks and equipment as provided for in the Facility Access Agreement. FGI, Frontier, and Consolidated will not be responsible for the operations or products produced and sold by Crown. Crown will pay all costs associated with the installation and removal of the tanks and equipment referenced in Exhibit A. Crown will pay all costs associated with site reclamation required after removal of Crown's equipment.

8. Crown will indemnify and hold harmless FGI, Frontier, and Consolidated from and against any costs resulting from any spill by Crown or violation of any environmental regulation by Crown as provided for in the Facility Access Agreement.

If the foregoing terms and conditions meet with your approval please so indicate by executing in the space provided below and returning one fully executed copy to the letterhead address.

Sincerely,


/s/ Jay Mealey
---------------
Jay Mealey
President

Agreed to and accepted this 19 day of April, 2002.


FGI, LLC                                       Frontier Oil and Refining Company



By /s/ unreadable                              By /s/ unreadable
--------------------------                     -------------------------------
Its President                                  Its Manager Asphalt Sales

                                    Exhibit A
                  to the Letter Agreement dated April 10, 2002


                         Tanks and Equipment Description


Nine 500-barrel tanks with heat coils and tank side mixers

High shear polymer mill skid complete with pumps, electrical and polymer introduction system

Piping manifold and all electrical starters and switch gear to operate equipment

2MM BTU hot oil heating system and heat trace

Truck loading rack (including pump and electrical)

Lab equipment necessary for product testing

Mobile trailer for office and lab testing

                                    Exhibit B
                  to the Letter Agreement dated April 19, 2002

                            Facility Access Agreement

This facility Access Agreement ("Agreement") is entered into this 19 day of April, 2002, by and between FGI, L.L.C., a Colorado limited liability company ("Company") and Crown Asphalt Products Company, a Utah corporation, ("Licensee").

                                    RECITALS

WHEREAS, the Company is the lessee of certain real property known as the Grand Island Terminal located at 4112 Academy Road, Grand Island, Nebraska 68801("Property") and has agreed to grant a license to Licensee to enter upon the Property during the term of this Agreement to: (i) place tanks and other equipment on the property; (ii) operate the tanks and equipment to manufacture modified asphalt products; and (iii) conduct certain other related activities, upon the terms and conditions hereinafter set forth (the "License"),

WHEREAS, Licensee requests permission to enter upon the Property to conduct certain activities,

NOW THEREFORE, in consideration of the foregoing, the mutual promises, covenants, conditions and agreements hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. Grant of License. During the Term (as defined in Section 8 below) of this Agreement, the Company agrees to allow Licensee, its agents, employees, officers and other representatives to enter the property at Licensee's sole risk and expense and solely for the purpose of the installation and operation of the tanks and equipment to manufacture modified asphalt products.

2. Compliance with Laws, Lease Agreement and Permits. Licensee at its own cost and expense, promptly and fully comply with laws, ordinances and requirements of all governmental authorities having jurisdiction with respect to its activities under this Agreement. Licensee shall comply with all provisions of that Lease Agreement. ("Lease Agreement") by and between the Company and the Hall County Airport Authority ("HCAA") which are applicable to the Company, including, by way of example only and without limitation, those provisions in the Lease Agreement relating to lessee compliance with laws and FAA regulations. Additionally, Licensee shall, at no cost or expense to the Company, be responsible for obtaining any and all governmental permits and approvals, which may be necessary for it to conduct activities under this Agreement.

3. Liens and Claims. Licensee will not permit any mechanic's, materialman's or other similar liens or claims to stand against the Property for labor materials furnished in connection with any work caused to be performed by Licensee upon the Property. Within Fifteen (15) days of delivery by the Company to Licensee of written notice of any such lien or claim, Licensee shall have the lien or claim released at its sole cost and expense.

4. Indemnification. Licensee shall release, protect, defend, indemnify, and hold the Company, its members and affiliated companies and their respective officers, directors, agents, members and employees (collectively the "Affiliates"), free and harmless from any and all claims, liability, damages, demands, costs and causes of action of all kinds, including but not limited to claims arising from the death or injury of any person or persons, including employees of Licensee, or from damage or destruction of any property, including environmental damage, caused by or in connection with the exercise of the License granted hereunder or by the entry or use of the Property by Licensee of its affiliated companies, or their officers, directors, agents, servants, employees, invitees or guests, or by any contractor or subcontractor employed by Licensee, or by the agents, servants employees, invitees or guests of any such contractor or subcontractor, except to the extent such liabilities are caused by the sole negligence or willful misconduct of the Company. In the event the indemnity hereunder exceeds that permitted by applicable law, such indemnity shall be construed so as to preserve the maximum indemnity permitted thereby. This indemnity shall survive the termination of this Agreement.

5. Approval of HCAA. Licensee shall, at its sole cost and expense, obtain any approval or consent required under the Lease Agreement or by the HCAA and shall provide the Company with evidence thereof prior to the installation of the tanks and equipment hereunder. Such consent shall include a waiver by HCAA of any right to additional rent from the Company by reasons of the activities provided under this Agreement or Licensee shall agree to indemnify the Company for any such amounts demanded of the Company by HCAA.

6. Taxes and Fees. Licensee shall reimburse Company for, or shall pay, any ad valorem, personal property, sales, use or other tax resulting from the use or operation of the Company's Property hereunder or that may be levied on the personal property of Licensee that is stored thereon, together with any license, registration or similar fees.

7. Insurance. During the Term of this Agreement, Licensee, before entering the Property and at its own expense, shall procure and maintain policies of liability insurance, issued by insurance companies duly qualified or licensed to issue policies of insurance reasonably acceptable to the Company, which are primary as to any other existing, valid and collectible insurance insuring Licensee against loss or liability caused by or in connection with the exercise of the License by Licensee, its agents, servants, employees, invitees, guests, contractors or subcontractors, in amounts not less than:

         a. General Comprehensive Contractual Liability, with a combined single limit of FIVE MILLION DOLLARS ($5,000,000) each occurrence, FIVE MILLION DOLARS ($5,000,000) aggregate, for Bodily Injury and Property Damage, including Personal injury.

         b. Comprehensive Automobile Liability insurance or Business Auto Policy covering all owned, hired or otherwise operated non-owned vehicles, with a minimum combined single limit of ONE MILLION DOLLARS ($1,000,000) each occurrence for Bodily Injury and Property Damage.

Licensee shall deliver to the Company a certificate evidencing the policies and that coverage will not be cancelled or materially changed prior to thirty (30) days' advance written notice to the Company. Subrogation against the Company and the Affiliates shall be waived as respects of all the insurance policies set forth above (including without limitation policies of any subcontractor). The insurance required hereunder in no way limits or restricts the Indemnification under section 4, nor is the insurance to be carried limited by Section 4, nor by any limitation placed on the indemnity as a matter of law. Any deductible amount is the responsibility of Licensee.

In addition, Licensee assumes all risk of loss for any damage to or loss of the tanks and equipment provided hereunder and the Company shall have no responsibility or obligation relating to such property whatsoever.

8. Termination. This License shall commence as of the date hereof and shall terminate on October 31, 2002 (the "Term"), provided however the parties may agree subject to the terms of the user fee agreement with HCAA agree to extend the Term on a month to month basis. In addition to the foregoing, the Company shall have the right to terminate this Agreement if Licensee fails to cure any breach hereunder within fifteen (15) business days following receipt by Licensee of written notice of such breach delivered by the Company. Immediately following Licensee's receipt of written notice of such termination, Licensee shall, at its sole risk, cost and expense: (i) remove any tanks or equipment which Licensee or its agents may have caused to be placed upon the Property, and (ii) restore the Property to its condition existing prior to the date of the commencement of this License, to the extent which Licensee or its agents may have caused modification to or changes upon the Property.

9. Notices. Any notices hereunder shall be in writing and shall be deemed given when personally delivered, or three (3) days after sent by registered or certified mail, return receipt requested, or by recognized overnight carrier, postage or charges prepaid, or by facsimile machine, with transmission and receipt acknowledged in writing, and addressed to the party for whom intended at such party's address herein specified, or at such other address as such party may have substituted therefore by proper notice to the other.

Notices to the Company shall be sent to:

FGI, LLC                                    Frontier Oil & Refining Company
6568 South Racine Circle, Suite 200         Attn: Tom Johnson
Englewood, CO 80111                         5340 South Quebec Street Suite #200N
(303) 790-2820                              Englewood, CO  80111
(303) 790-7027 Fax                          (303) 714-0110
                                            (303) 714-0163 Fax

And to Licensee at:

         Crown Asphalt Products Company
         215 South State Street, Suite 650
         Salt Lake City, UT 84111
         801-537-5610
         801-537-5609 Fax

10. Invalidity. The invalidity or enforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement.

11. Assignment. This Agreement shall be personal to Licensee and its affiliated companies, and Licensee shall not assign its interests to third parties other than affiliated companies hereunder without first obtaining written approval from the Company, which approval may be withheld in the Company's sole discretion. Subject to the foregoing provision, this Agreement shall inure to the benefit of, and be binding upon, the parties and their successors and assigns during the Term hereof.

12. Interpretation. This Agreement shall be construed pursuant to the laws of the State of Nebraska. The captions and headings contained herein are for convenience only and shall not affect the meaning or interpretation of this Agreement.

13. Integration. This Agreement, the letter agreement dated April 19, 2002 and the Asphalt Sales Contract shall constitute the sole agreement between the parties with respect to the matters described herein.

14. No Partnership of Agency. The parties hereto agree that nothing contained herein shall be construed as creating the relationship of principal and agent, of partnership, of joint venture and/or employer or employee.

15. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one Agreement binding on the parties hereto.

16. Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.


IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



FGI, LLC                                       Crown Asphalt Products Company



By /s/ unreadable                              By /s/ Jay Mealey
---------------------                          -----------------------------
Its President                                  Its President


Frontier Oil & Refining Company



By /s/ unreadable
-------------------------
Its Manager Asphalt Sales